EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                          Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                      and Distributions on Trust Preferred Securities
                                  (Dollars in millions)

                                                         Three Months Ended
                                                              March 31,

                                                           1999     1998
                                                           ----     ----
EARNINGS
--------
Income Before Income Taxes                               $  528   $  476
Fixed Charges, Excluding Interest on Deposits               122      123
                                                         ------   ------

Income Before Income Taxes and Fixed Charges
  Excluding Interest on Deposits                            650      599
Interest on Deposits                                        317      325
                                                         ------   ------

Income Before Income Taxes and Fixed Charges,
 Including Interest on Deposits                          $  967   $  924
                                                         ======   ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                                            $  113   $  114
One-Third Net Rental Expense*                                 9        9
                                                        -------    -------
Total Fixed Charges, Excluding Interest on
  Deposits                                                  122      123
Interest on Deposits                                        317      325
                                                         ------   ------
Total Fixed Charges, Including Interest on
  Deposits                                               $  439   $  448
                                                         ======   ======
DISTRIBUTION ON TRUST PREFERRED
SECURITIES, PRE-TAX BASIS                                $   28   $   20
-------------------------------
                                                         ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                            5.33x    4.87x
Including Interest on Deposits                            2.20     2.06

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                            4.33     4.19
Including Interest on Deposits                            2.07     1.97

*The proportion deemed representative of the interest factor.